UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2014

AVIV REIT, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35841	27-3200673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Madison Street, Suite 2400 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 855-0930

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Aviv REIT, Inc. (the “Company”) approved the terms of the Company’s 2014 executive compensation program, which provides for annual base compensation and annual incentive bonus and equity compensation opportunities for the Company’s key employees, including the Company’s principal executive officer, principal financial officer and other named executive officers (the “NEOs”).

The following table sets forth the annual base salary, target annual incentive award and target long-term equity incentive award for each NEO in 2014:

Officer and Title	Base Salary	Target Annual Incentive Award	Target Long-Term Incentive Award	Total
Craig M. Bernfield	$625,000	$781,250	$900,000	$2,306,250
Chairman & Chief Executive Officer
Steven J. Insoft	$395,000	$316,000	$700,000	$1,411,000
President & Chief Operating Officer
Mark L. Wetzel	$345,000	$207,000	$750,000	$1,302,000
Chief Financial Officer & Treasurer

Base Salary

Base salary adjustments shall be made retroactively to January 1, 2014.

Annual Incentive Award

The annual incentive awards are cash awards tied to the financial performance of the Company using both earnings and corporate strategic and operational measures. For each of Messrs. Bernfield, Insoft and Wetzel, 75% of the award will be tied to the Company’s AFFO and 25% of the award will be tied to Strategic and Operational Performance.

As used herein, “AFFO” is the diluted FFO per share as defined by NAREIT, adjusted to exclude costs incurred in connection with the repayment of debt and non-cash interest on the exchangeable debentures, and impairment charges associated with asset values. Target AFFO shall be set forth in the Board-approved annual budget. Notwithstanding the above, for the purposes of calculating earned annual incentive awards, AFFO shall be calculated in a consistent fashion with the methodology used in the Company’s supplemental financial disclosures. “Strategic and Operational Performance” is the Committee’s assessment of the Company’s performance in coverage, investment, and management effectiveness.

The award may range from 50% to 200% of the target amount set forth above, and shall be capped at 200% of the target amount. Achieving 85% of the applicable metric shall equate to 50% of the target award, achieving 100% of the metric shall equate to 100% of the target award, achieving 115% of the metric shall equate to 200% of the target award, and award levels shall be extrapolated for achieving between 85% and 115% of the applicable metric.

Long-Term Incentive Award

The long-term incentive awards are awards of performance-based and time-based Restricted Stock Units (“RSUs”) under the Company’s 2013 Long-Term Incentive Plan. The RSUs for the NEOs will be 75% performance-based and 25% time-based.

The performance-based RSUs are tied to levels of total shareholder return (“TSR”) over a three year period (cliff vesting). Relative performance will be measured 50% against companies comprising the NAREIT Equity Index and 50% against the companies comprising the Bloomberg Healthcare REIT Index. Payouts will be based on percentile ranking as compared to the comparison group, with 200% of the target award granted for achieving the 75th percentile or above, 150% of the target award granted for achieving the 63rd percentile or above, 100% of the target award granted for achieving the 50th percentile or above and 50% of the target award granted for achieving the 30th percentile or above.

For purposes of measuring TSR, which is the sum of share price appreciation and dividends, an average of the closing share prices 10 trading days before and 10 trading days after the first of the year at the start of the performance cycle and 10 trading days before and 10 trading days after the ending date of the performance cycle.

The time-based RSUs vest if the NEO is still employed at the end of a three-year period (cliff vesting).

On January 24, 2014, pursuant to the executive compensation program adopted by the Committee, a subcommittee composed of non-employee directors of the Committee approved the grant of the following long-term incentive awards to NEOs:

Officer and Title	Time-Based RSUs in Dollars	Performance-Based RSUs in Dollars	Total RSUs in Dollars
Craig M. Bernfield	$225,000	$675,000	$900,000
Chairman & Chief Executive Officer
Steven J. Insoft	$175,000	$525,000	$700,000
President & Chief Operating Officer
Mark L. Wetzel	$187,500	$562,500	$750,000
Chief Financial Officer & Treasurer

The RSUs will be granted on the first full calendar day after the release of the Company’s 2013 fourth quarter earnings. The number of RSUs to be granted will be equal to the target grant date values set forth in the table above divided by the closing share price of the Company’s common stock on the New York Stock Exchange on the first full calendar day after the release of the Company’s 2013 fourth quarter earnings (rounding down to the nearest whole number).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2014	AVIV REIT, INC.

	By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
	Title:	Chairman and Chief Executive Officer

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